Exhibit 99.1

YOUNG BROADCASTING INC. ANNOUNCES FIRST QUARTER RESULTS

Local Revenues Increase by 6% in First Quarter for Station Group;

2005 Station Operating Performance Anticipated to be Between $47 and $50 Million

NEW YORK, MAY 6, 2005 — Young Broadcasting Inc. (“YBI”) (NASDAQ:YBTVA) today announced results for the first quarter ended March 31, 2005.

Despite a weaker national revenue category, local and national revenues together grew 1.5% over last year for the first quarter ended March 31, 2005. Local, the fastest growing and most important revenue component, was up almost 9% at the Company’s nine core affiliate stations. Four of those stations showed local increases between 13% to 30%. Revenues at KRON-TV, the Company’s San Francisco station, were down during the first quarter as the market experienced economic softness.

The success of local sales was driven by the Company’s new sales initiatives, known inside the Company as the “Third Leg Program” (local and national revenue from long time customers being the other two legs). The “Third Leg” sales initiatives are primarily focused selling events that attract new advertisers to television and increase the spending of current accounts. “Third Leg” programs and strong ratings have generated not only success in the first quarter, but are accelerating local growth into the future. At this moment, it appears that local revenues for the second quarter will increase between 15% and 20% at the nine core affiliate stations. KRON-TV has also been enjoying significant success in this new business category.

Vincent Young’s Comments

Vincent Young, Chairman of Young Broadcasting, remarked, “This is a transitional year for the Company as we have stopped doing business the old way at the local level and have begun to compete for all of the advertising dollars in our markets, including the 90% that aren’t using television. We can’t remember when we have seen local growth like we’re seeing today across our group. Local is the one category we can directly impact. We have always understood that our base business must keep experiencing significant growth if we are to prosper. Political spending, no matter how large, is only a small piece of our future. We are proving that we are just scratching the surface of the real local business potential.”

Mr. Young continued, “At the same time as local sales are exploding, we are putting into effect expense reductions around the group which will, by the end of the year, reduce our expenses, on an annualized basis, to an amount significantly less than expenses actually incurred in 2004. These reductions are being made at the stations as well as at corporate. The combination of expanding local business and our control of operating expenses, makes me very optimistic about the future of our company.”

First Quarter Results

The Company reported net revenues of $45.5 million, an operating loss of $5.7 million and net loss of $19.4 million for the quarter ended March 31, 2005. Station operating performance, a non-GAAP measure as described below, was $5.1 million for the quarter.

Network Affiliation

During the quarter, the Company concluded new network affiliation agreements for its one NBC affiliate (for 10 years) and two of its three CBS affiliates (for 7 years each). The agreement for the Company’s third CBS affiliate does not expire until 2006.

Negotiations with the ABC network regarding new long-term affiliation agreements for the Company’s five ABC stations are ongoing and are expected to be completed in the near future. Since the expiration of the former ABC affiliation agreements on September 30, 2004, the network has continued to make monthly compensation payments through April 15, 2005 at the levels specified in the expired agreements and the stations have continued to serve as ABC affiliates under the terms of those agreements. The payments received from ABC, however, have not been recognized as revenue from October 1, 2004 through March 31, 2005, and approximately $2.6 million has been recorded as deferred income in connection with this relationship. Approximately $1.3 million of these payments were recorded as deferred income in the first quarter.

Outlook

(The following contains forward-looking statements that should be read in conjunction with the warning regarding such information at the end of the press release.)

The Company is currently re-examining its cost structure and identifying new strategies to materially reduce its expenses. The full potential benefit from these savings will not be realized until the second half of the year. The guidance given below, therefore, does not reflect all of the reduced operating expenses which could ultimately be realized.

The Company believes that net revenue, exclusive of $27.0 million of net political revenue in 2004, will grow between 4% and 6% to between $205 to $209 million for the full year 2005. This reflects the success of the new revenue programs the Company has initiated. When the 2004 political revenues are included, however, consolidated net revenue is anticipated to decline by 5% to 7% for the full year 2005. The Company also believes that station expenses (Operating Expenses less Corporate Overhead) for the full year will be 3% to 4% higher than those in 2004. The Company further believes that station operating performance (a non-GAAP measure, see description below) will be between $47 and $50 million for the full year 2005. Corporate overhead should be less than $15 million in 2005.

Debt Refinancing

On May 3, 2005, YBI entered into an amended and restated senior credit facility and accepted for payment, in connection with a cash tender offer and consent solicitation commenced on April 11, 2005, all of its $246,890,000 outstanding principal amount of 8½% Senior Notes Due 2008.  The amended credit facility provides for a $300 million term loan and a $20 million revolving credit facility.  On May 3, 2005, the full amount of the term loan was borrowed.  Approximately $278 million of the proceeds of such term loan borrowing was used to pay fees and expenses related to the amended credit facility and to finance the purchase of the Senior Notes in the tender offer, including the payment of related premiums, accrued interest, fees and expenses.  The balance of the term loan borrowing will be used for working capital.  Borrowings under the new credit facility bear interest at floating rates based on LIBOR.  The refinancing of the Senior Notes is expected to reduce the Company’s borrowing costs by between $4 and $5 million on an annual basis, or by $2.7 to $3.5 million from May 3, 2005 until year end.

Use of Non-GAAP Measures

Station operating performance (“SOP”) is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines SOP as operating income, plus non-cash compensation to employees, corporate overhead, depreciation and amortization. The Company believes that SOP is useful information for investors because it enables them to assess the Company’s television stations’ performance in a manner similar to the method used by management and it provides a measure that can be used to analyze, value and compare companies in the television industry. A limitation of this measure, however, is that it excludes depreciation and amortization, which represent the periodic costs of capitalized tangible and intangible assets used in the Company’s business. It also excludes the cost of corporate overhead required to manage the group of stations owned by the Company and non-cash compensation of employees which principally represents the Company’s contribution of stock to the 401(k) plan offered to employees and the costs recognized from certain stock compensation transactions.

SOP should not be regarded as an alternative to either operating income or net loss as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to the SOP financial measure. Reconciliations of historical presentations of SOP to operating income, its most directly comparable GAAP financial measure, are provided in the attachment to this release. The Company is unable to reconcile non-GAAP measures to their most directly comparable GAAP measures on a forward-looking basis, primarily because it is impractical to project the timing of certain transactions.

First Quarter Conference Call

Young Broadcasting will hold a conference call on Friday, May 6, 2005 at 11:00 AM (ET). You may participate in the conference call by dialing 888-552-9135. (Passcode: YOUNG, Leader: Vincent Young.) This will enable you to listen to the presentation. At the end of the presentation you will have the opportunity to participate in a Q&A session with Vincent Young, CEO of Young Broadcasting Inc. and with James Morgan, the Company’s CFO.

You may listen to a live web-cast of the call by going to http://youngbroadcasting.com. The archive will be available for replay through June 6, 2005. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites on CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). You may listen to a telephone replay of the entire call by dialing 866-425-0179 through May 13, 2005.

YBI owns ten television stations and the national television sales representation firm, Adam Young Inc. Five stations are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN and WBAY-TV - Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA and KELO-TV - Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). KRON-TV - San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors.

CONTACT:

Young Broadcasting Inc. - Vincent Young or James Morgan, 212-754-7070

The Lippin Group - Don Ciaramella, 212-986-7080

YOUNG BROADCASTING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2004	2005
	(dollars in thousands, except per share data)

Net revenue	$49,569	$45,509
Operating expenses	43,527	44,859
Depreciation and amortization	6,325	6,392
Operating loss	(283)	(5,742)

Interest expense, net	(16,986)	(15,824)
Non-cash change in market valuation of swaps	1,262	(1,823)
Loss on extinguishments of debt	(5,323)	—
Other (expenses) income, net	49	(155)
	(20,998)	(17,802)

Loss from continuing operations before provision for income taxes	(21,281)	(23,544)
Provision for deferred income taxes	—	(7,015)
Loss from continuing operations	(21,281)	(30,559)

(Loss) income from discontinued operations, net of taxes including gain of 11.2 million in 2005	(21)	11,208
Net loss	$(21,302)	$(19,351)

Net loss per common share - basic	$(1.07)	$(0.97)
Weighted average shares - basic	19,843,990	19,955,286

Other Financial Data:

Amortization of program license rights (1)	4,688	$5,335
Payments for program license liabilities (1)	4,545	5,452
Capital expenditures (1)	3,239	1,227

Reconciliation of Station Operating Performance to Operating Loss:

Operating loss	(283)	(5,742)
Plus:
Non-cash compensation	312	334
Depreciation and amortization	6,325	6,392
Corporate overhead	5,825	4,090
Station Operating Performance	$12,179	$5,074

(1) Eliminates WTVO-TV data for 2004.